EXHIBIT 10.27

Scientific Learning Corporation

2013 Profit Sharing Plan

Plan Name:  Scientific Learning (the “Company”) FY 2013 Profit Sharing Plan (“the Plan”).

Purpose: To provide profit sharing awards to participants when the Company achieves its collective annual financial goals.

Participants: All employees who meet the following criteria:

1.	Not eligible for the Management Incentive Plan, a sales management incentive plan, Account Development Specialist Plan, Chinese 14th Month Bonus Plan, or sales commissions
2.	Service with the Company of at least 3 months by the end of the plan year.

It is estimated that this plan will have 55 participants and at 100% attainment of the goals the payout would be approximately $292,958.

Target Levels:  Target awards vary based on position or salary level.

Title	Target Award (% of Base Salary Awarded at 100% Achievement of Goals)
Sr Managers (not on MIP)	15%
Managers (not on MIP), Principal Engineers, Tier 1 Individual Contributors*	10%
Sr. Engineers, Tier 2 Individual Contributors*	7.5%
Engineers, QA Analyst, Tech Writer, Tier 3 Individual Contributors*	5%

*Definition of Tiers for Individual Contributors

Tier 1: Base salary of $100k/yr or higher

Tier 2: Base salary of $80k/yr - $99,999/yr

Tier 3: Base salary under $80k/yr

Note: for positions with multiple incumbents whose salaries fall into more than one tier, all persons in the position will receive the higher bonus associated with the higher tier.

Goals:    The amount of the award paid under the Plan is based on shared Company financial goals.   Shared Company financial goals for the 2013 Plan are Bookings and Cash Flow. The entry and target levels for those goals are as follows:

	Entry Level (50% Goal Achievement)	Target Level (100% Goal Achievement)
Bookings	$xx million	$xx million
Cash Flow	$xx million	$xx million

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The percentage of the financial goals target bonus to be paid will range from 50% once the $xx million Bookings and $xx million Cash Flow entry levels are exceeded, to a maximum of 100% when $xx million in Bookings and $xx million Cash Flow is achieved. The percentage will increase from 50% to 100% as Bookings and Cash Flow increase. The bonus amount will increase ratably.

Awards:

1.	Awards commence at the entry level for goal achievement.
2.	At the target level (100% achievement of both goals) the award will be the Target Award % of Base Salary.
3.	The percentage of the target level award to be paid will range from 50%, once the entry level is achieved to 100% when the Target Levels of Bookings and Cash Flow are achieved.

Definitions:

1.	Base Salary: Participant’s base salary as of 12/31/13.
2.	Cash Flow: determined as Cash Flow from Operations less capitalized internal development costs in accordance with SLC’s audited financial statements for 2013.
3.	Bookings: Booked sales in 2013, determined in accordance with booked sales definition in SLC’s SEC filings.

General Provisions:

1.

The Plan will be administered by Scientific Learning, which reserves the right to, at any time, amend, interpret, or terminate the Plan, in whole or in part.  Notwithstanding anything to the contrary contained in the Plan, although the Plan establishes various objectives, it is nevertheless completely discretionary and creates no obligations on the part of the Company to make any payout of an award (even if all objectives are met or exceeded) until such time as the Compensation Committee affirmatively determines to make an award and a Participant is notified that an award is to be made to such Participant.  Conversely, the Compensation Committee also has the discretion to pay awards to reflect achievement even if specific goals are not met. Additionally, this document shall be subject to modification in such manner and to such extent as the Compensation Committee of the Board of Directors deem necessary, or as may be necessary to comply with any law, regulation or governmental order pertaining to compensation.

2.

Death or Disability.  If a Participant dies or becomes disabled prior to the date the awards are paid, his/her cash payment amount will be prorated to include only the full fiscal quarterly periods for which the Participant was an active Scientific Learning employee.  For the purposes of this Plan “disability” means that as a result of physical or mental incapacity the Participant is unable to perform his or her duties on a full-time basis for a period of 120 consecutive days. In the case of death, the payment amount will be paid to the Participant’s estate according to applicable law and established guidelines and practices.

3.	Paid or Unpaid Leave. If a participant is on paid or unpaid leave of absence in 2013, his/her cash payment amount will be prorated to exclude that time he/she was on such leave.
4.

Participants who are in a Profit Sharing Plan eligible position prior to October 1, 2013 will be eligible for a pro-rated award (unless otherwise agreed to, in writing, at the time of the

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employment action).  Participants promoted out of a Profit Sharing Plan eligible position into to a position not eligible for Profit Sharing, during 2013, will receive a pro-rated profit sharing plan award.

5.

Except as provided in paragraph 2, a Participant is required to remain an employee of Scientific Learning until July 1, 2014 in order to receive payment of an award under this plan.  Until that time, any award remains subject to forfeiture.

6.	Awards will be paid in the third quarter of 2014.

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